Exhibit 99.1

NII HOLDINGS, INC. ANNOUNCES CHANGES TO EXECUTIVE MANAGEMENT TEAM

RESTON, Va., July 8, 2014 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communication services operating under the Nextel brand in Latin America, today announced that Salvador Alvarez will join the company as President, Nextel Mexico on July 14 and John McMahon, Interim President of Nextel Mexico, will be leaving Nextel Mexico and NII on July 31.

Mr. Alvarez has served in a variety of leadership roles both in Latin America and internationally. Most recently, he acted as the CEO of Maxcom, a fixed line telecommunications company in Mexico, from 2009 to 2013. Prior to that, he was the CEO of Corporativo Corvi, a holding company for companies engaged in the distribution of groceries and merchandise in Mexico from 2003 to 2008. He also served in various leadership roles at ConAgra foods both within Mexico and internationally from 1997 to 2003.

“I am pleased that Salvador Alvarez will be joining the Nextel Mexico team.” said Mr. Shindler, Chief Executive Officer of NII Holdings. “With his strong leadership skills and past successes in improving operational performance, I am confident that Salvador will continue the operational turnaround to position our operations in Mexico to grow in the future. Salvador has extensive experience in helping companies to achieve excellence and his background in maximizing a company’s growth potential will be an important asset for Nextel Mexico and NII.”

Mr. Shindler added, “John McMahon has been a tremendous leader in our business for fourteen years, most recently overseeing Nextel Mexico on an interim basis steadily improving the efficiency of our operations there. He has also served as the leader of our Argentina and Chile operations as well as overseeing a team at NII. I want to thank him for his commitment and wish him the best of luck in his future endeavors.”

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Brazil, Mexico, Argentina and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII Holdings is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The Company trades on the NASDAQ market under the symbol NIHD. Visit the Company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

Visit NII Holdings' news room for news and to access our markets' news centers: nii.com/newsroom.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100

www.nii.com

Investor Relations: Tahmin Clarke
(703) 390-7174
tahmin.clarke@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com